BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
x Certificate of Designation
Certificate of Amendment to Designation - Before Issuance of Class or Series
Certificate of Amendment to Designation -After Issuance of Class or Series
Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT · USE DARK INK ONLY · DO NOT HIGHLIGHT

1. Entity information: ,	Name of entity:
Rocky Mountain High Brands, Inc. I
Entity or Nevada Business Identification Number (NVID): C29076-2000
2. Effective date and time:	For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series G Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.*

10,000 shares of Series G Preferred Stock, par value $0.001. SEE ATTACHED FOR DETAILS

7. Withdrawal:

Designation being Date of

Withdrawn: -- Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	x /s/ Michael Welch	Date:	12/20/2019
Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

______________________________________

CERTIFICATE OF DESIGNATION

OF

ROCKY MOUNTAIN HIGH BRANDS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES G PREFERRED STOCK

On behalf of Rocky Mountain High Brands, Inc., a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the twenty million (20,000,000) shares of preferred stock, par value $0.001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series G Preferred Stock, consisting of ten thousand (10,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series G Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series G Preferred Stock.” The number of shares constituting the Series G Preferred Stock shall be ten thousand (10,000) shares. Except as otherwise provided herein, the Series G Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”).

2. Dividends. The holders of shares of Series G Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series G Preferred Stock shall be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders of Series G Preferred Stock shall be treated as if all shares of Series G Preferred Stock had been converted to Common Stock immediately prior to the distribution.

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(b) A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, shall not be deemed to be a Liquidation for purposes of this Designation.

4. Automatic Conversion of Series G Preferred Stock Upon Amendment to Articles of Incorporation. Following the issuance of any shares of Series G Preferred Stock, and on the first business day following the legal effectiveness of an amendment to the Company’s Articles of Incorporation increasing the authorized capital stock of the Company, all shares of Series G Preferred Stock shall be automatically converted to common stock of the Company at a rate of fifty (50) shares of common stock for each one (1) share of Series G Preferred Stock.

Reservation of Stock. The Company shall at all times when any shares of Series G Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series G Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series G Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series G Preferred Stock.

5.       Voting. The holders of Series G Preferred Stock shall have the right to cast twenty thousand (20,000) votes for every one (1) share of Series G Preferred Stock on any and all proposals to amend the Company’s Articles of Incorporation to increase the authorized capital stock of the Company. The holders of Series G Preferred Stock shall have no other voting rights.

IN WITNESS WHEREOF the undersigned has signed this Designation this 20th day of December, 2019.

Rocky Mountain High Brands, Inc.

By:	/s/ Michael Welch
Name: Michael Welch Title: CEO

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